SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

H. J. Heinz Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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      The following press release was issued by H. J. Heinz Company.

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HEINZ CRITICIZES TRIAN FOR MISLEADING VOTERS ON VOTE SPLITTING

PITTSBURGH, August 10, 2006 – H.J. Heinz Company (NYSE: HNZ) said today that it believes the Trian Group is misleading shareholders once again by failing to disclose that its gold proxy card is not designed to permit write-in votes.

Trian fails to inform shareholders that voting with the gold card would make it impossible for shareholders to cast write-in votes for any of the five contested Heinz Directors, all of whom are strong, independent and highly-qualified. As Heinz has previously stated, shareholders voting the gold card for even one Trian nominee could have the unintended consequence of electing the full Trian slate, a result that not one proxy advisor recommends.

Trian wants shareholders to believe they can only vote the gold card, when in fact the Heinz WHITE card is the only way to ensure that all Heinz Directors are re-elected.

Heinz points out that three proxy advisors in the past week have recommended voting for the Heinz Board of Directors and the Company reiterated today that the best way to ensure that its strong, independent and highly-qualified Directors are re-elected is to vote the WHITE card.

For more facts and information on Heinz, visit www.heinzsuperiorvalue.com.

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On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz's proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz's definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz's Internet Web site at www.heinz.com or by writing to H.J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s Schedule 14A filed with the Securities and Exchange Commission on July 18, 2006.

ABOUT HEINZ: H.J. Heinz Company, offering "Good Food, Every Day(TM)," is one of the world's leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.

Media:

Ted Smyth:	412-456-5780
Michael Mullen:	412-456-5751 or Michael.mullen@us.hjheinz.com

Investors:
Jack Runkel:	412-456-6034